Exhibit 1.1

UNDERWRITING AGREEMENT

[                    ]

[Name(s) of Representative(s)]

    As Representative(s) of the several Underwriters

    listed in Schedule 1 hereto

c/o [Name(s) and Address(es) of Representative(s)]

Ladies and Gentlemen:

Masco Corporation, a Delaware corporation (the “Company”), proposes to issue and sell to the several Underwriters listed in Schedule 1 hereto (the “Underwriters”), for whom you are acting as representative(s) (the “Representative(s)”), $[●] principal amount of its [Notes] due 20[●] (the “Securities”) having the terms set forth in Schedule 2 hereto. The Securities will be issued pursuant to an Indenture dated as of [●] between the Company and The Bank of New York Mellon Trust Company, N.A.[, as successor trustee] (the “Trustee”)[, as amended and supplemented by the Supplemental Indenture dated as of [●]] ([collectively,] the “Indenture”).

The Company agrees to issue and sell the Securities to the several Underwriters as provided in this Agreement, and each Underwriter, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, agrees, severally and not jointly, to purchase from the Company the respective principal amount of Securities set forth opposite such Underwriter’s name in Schedule 1 hereto[, less their respective amounts, if any, of Contract Securities (as defined in the Underwriting Agreement Standard Provisions and determined as provided therein)] at a price equal to [●]% of the principal amount of the Securities, plus accrued interest, if any, from [●], 20[●] to the Closing Date (as defined below). The Company will not be obligated to deliver any of the Securities except upon payment for all the Securities to be purchased as provided herein.

The Company is advised by you that the Underwriters propose to make a public offering of their respective portion of the Securities as soon after this Agreement is entered into as in your judgment is advisable (unless the timing of the offering is otherwise described in Schedule 2 hereto). The terms of the public offering of the Securities are specified in Schedule 2 hereto.

The closing of the transactions contemplated in this Agreement shall occur at the offices of Davis Polk & Wardwell LLP, 1600 El Camino Real, Menlo Park, California at 10:00 A.M., New York City time, on [●], 20[●], or at such other time or place on the same or such other date, not later than the [●] business day thereafter, as the Representative(s) and the Company may agree upon in writing. The time and date of such payment and delivery is referred to herein as the “Closing Date.”

Payment for the Securities shall be made by wire transfer in immediately available funds to the account(s) specified by the Company to the Representative(s) against delivery to the nominee of The Depository Trust Company, for the respective accounts of the Underwriters as specified by you in writing not later than 1:00 P.M. New York City time, on the second business day prior to the Closing Date, of one or more global notes representing the Securities.

All provisions contained in the document entitled Masco Corporation Underwriting Agreement Standard Provisions (Debt Securities) February 7, 2019 (“Underwriting Agreement Standard Provisions”) are incorporated by reference herein in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein, except that if any term defined in the Underwriting Agreement Standard Provisions is otherwise defined herein, the definition set forth herein shall control.

This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

Very truly yours,

MASCO CORPORATION

By:
Name:
Title:

Accepted: [●], 20[●]

For themselves and on behalf of the several

Underwriters listed in Schedule 1 hereto.

[NAME(S) OF REPRESENTATIVE(S)]

By:
Name:
Title:

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Schedule 1

Securities

[Notes] due 20[●]
Underwriter	Principal Amount of Securities To Be Purchased
$[●]
$[●]
$[●]

Total	$[●]

Schedule 2

Certain Terms of the Securities

Issuer	Masco Corporation

Securities Offered	$[●] principal amount of % [Notes] due 20[●]

Maturity Date	[●], 20[●] for the [Notes] due 20[●]

Interest Rate	[●]% for the [Notes] due 20[●]

Redemption Provisions	[●]

Interest Payment Dates	Each and , beginning on , 20[●] (Interest accrues from [●])

Form and Denomination	[●]

Ranking	[●]

Trade Date	[●]

Settlement Date	[●]

Price to Public	[●]

Benchmark Information	[●]

CUSIP	[●]

Book-Runners and Managers	[●]

Other Terms	[●]

Addresses for Notices:

Company:

Masco Corporation

17450 College Parkway

Livonia, Michigan 48152

Representative(s):

Representative(s) and Address(es)

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